                                                                     EXHIBIT (a)


                          LONG ISLAND LIGHTING COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Thousands of Dollars)

                                      Twelve Months                    For the Year Ended December 31,
                                         Ended         ---------------------------------------------------------------
                                      June 30,1995       1994          1993         1992          1991         1990
                                      -------------    --------     ----------    --------     ----------   ----------
Net Income/(Loss)
   per Statement of Income              $319,134       $301,852       $296,563    $301,974       $305,538     $319,637(a)

Less:
   Equity in earnings/loss of less
     than 50% owned subsidiary
     companies                               117             89             77          93             85           83

Add:
   Distributed income of less
     than 50% owned subsidiary
     companies                               117            117             58          87             58           58
                                      ----------       --------     ----------    --------     ----------   ----------
                                         319,134        301,880        296,544     301,968        305,511      319,612

Add:
   Federal income tax                    196,196        176,712        172,276     160,962        181,653      183,281

   Appropriate portion of rentals          4,701          4,295          4,552       3,504          2,751        2,343

   Interest on long term-debt            419,340        437,751        466,538     450,621        472,974      467,700

   Other interest and amortization        61,751         62,433         67,582      62,165         50,881       40,610
                                      ----------       --------     ----------    --------     ----------   ----------

  Net Income/(Loss) as adjusted       $1,001,122       $983,071     $1,007,492    $979,220     $1,013,770   $1,013,546(a)
                                      ==========       ========     ==========    ========     ==========   ==========
Fixed Charges:

   Appropriate portion of rentals         $4,701         $4,295         $4,552      $3,504         $2,751       $2,343

   Interest on long term-debt            419,340        437,751        466,538     450,621        472,974      467,700

   Other interest and amortizations       61,751         62,433         67,582      62,165         50,881       40,610
                                      ----------       --------     ----------    --------     ----------   ----------
           Total                        $485,792       $504,479       $538,672    $516,290       $526,606     $510,653
                                      ==========       ========     ==========    ========     ==========   ==========
Ratio of earnings to fixed
   charges                                  2.06           1.95           1.87        1.90           1.93         1.98

---------------
(a)  Before cumulative effect of accounting change for unbilled gas revenue.